EXHIBIT 10.3

                              CONSULTING AGREEMENT

     THIS AGREEMENT ("Agreement"), made and entered into as of the 9th day of September, 2003, by and between Olympic Resources Ltd., a Wyoming corporation ("Olympic"), and Daryl Pollock, an individual residing in West Vancouver, British Columbia, Canada and doing business as DWP Consultants ("Consultant").

                              W I T N E S S E T H:

     WHEREAS, Olympic has entered into that certain Agreement (the "Omnibus Agreement") dated July 8, 2003, and as amended on August 28, 2003 and September 9, 2003, with Whittier Energy Company, a Nevada corporation ("Whittier") and WEC Acquisition, Inc., a Wyoming corporation wholly owned by Olympic ("Newco"); and

     WHEREAS, pursuant to the terms of the Omnibus Agreement, Newco and Whittier will enter into that certain Agreement and Plan of Merger, dated July 8, 2003, and as amended on August 29, 2003 and September 9, 2003 (the "Plan of Merger"), whereby Newco will be merged with and into Whittier (the "Merger") and whereby the former shareholders of Whittier shall receive in the aggregate a controlling share of Olympic's capital stock upon the Effective Time (as defined in the Plan of Merger); and

     WHEREAS, Consultant has been retained as President and Chief Executive Officer and a member of the Board of Directors of Olympic in accordance with the terms and provisions of that certain Development Services Agreement dated March 1, 2001 (the "Services Agreement"); and

     WHEREAS, Consultant has agreed to resign as President and Chief Executive Officer and director of Olympic effective as of the Effective Time; and

     WHEREAS, Olympic and Consultant desire to terminate the Services Agreement in exchange for the premises set forth in this Agreement, and to continue certain services of Consultant as herein contemplated, and the parties hereto desire to document herein their agreements relating to the matters so described;

     NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, Consultant and Olympic hereby agree as follows:

     1. Term and Duties. Consultant shall resign as President and Chief Executive Officer of Olympic effective as of the Effective Time. Executive and Olympic agree, upon the Effective Time of the Merger, that the Development Services Agreement dated March 1, 2001 between Olympic and Executive shall be terminated and shall have no ongoing force or effect, and specifically further agree that no further payments of any sort shall be due to Consultant under the terms of the Development Services Agreement for any period following the Effective Time. During the period commencing on the Effective Time and ending on that date which is the six-month anniversary of the Effective Time (herein the

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"Initial Term"), Consultant shall perform certain duties, functions and responsibilities, all as requested by the Board of Directors of Olympic, which services shall be similar to those Consultant has been providing to Olympic pursuant to the Services Agreement, excluding those services specifically incidental to being an officer of Olympic. The parties hereto understand and agree that during the Initial Term, Consultant shall be entitled to compensation as contemplated in Section 2(a) below. During the Initial Term, Consultant shall devote his skill, attention and best efforts to the business of Olympic to the extent necessary to discharge the responsibilities assigned to him by the Board of Directors of Olympic. Additionally, for a period of twenty-four months following the expiration of the Initial Term, Consultant shall make himself available for appropriate consulting assignments in exchange for the consideration contemplated in Section 2(b) below.

     2.   Compensation.

          (a)  Initial Term Amount and Warrant.

               (i) Olympic shall pay to Consultant during the Initial Term the amount ("Initial Term Amount") of $10,216.50 Canadian dollars per month, with such Initial Term Amount being due and payable in accordance with Olympic's customary payroll practices.

               (ii) Olympic shall issue to Consultant a non-transferable warrant, substantially in the form of Exhibit A attached hereto, to purchase 450,000 shares of the common stock of Olympic at an exercise price of $0.20 USD per share (the "Pollock Warrant"). The Pollock Warrant shall, pursuant to its terms and conditions, automatically be exercised upon the date immediately preceding the first anniversary of the Effective Time.

          (b)  Subsequent Term Amount.

               (i) For the period of twenty-four months immediately following the Initial Term, Consultant shall earn $10,216.50 Canadian dollars per month, of which (A) $5,108.25 Canadian dollars shall be paid by Olympic to Consultant in cash and (B) $5,108.25 shall accrue as deferred compensation (the "Deferred Amount"); and

               (ii) On the date immediately preceding the first anniversary of the Effective Time, the Pollock Warrant automatically shall be exercised according to its terms and the entire Deferred Amount, including all remaining payments owed pursuant to Section 2(b)(i), shall be applied toward the aggregate exercise price of the Pollock Warrant at a fixed exchange rate of $0.73411 USD for each $1.00 Canadian dollar; provided, however, that, notwithstanding anything herein to the contrary, in the event that there are outstanding any Pending Claims (as defined in the Escrow Agreement) as of the first anniversary of the Effective Time, the shares of common stock of Olympic issued pursuant to the automatic exercise of the Pollock Warrant shall be placed in escrow and subject to the terms and conditions of the Escrow Agreement.

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          (c)  Expenses. Consultant shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Consultant, as shall be approved by Olympic.

          (d) Benefit Plans. At no time hereunder shall Consultant be entitled to participate in or receive benefits under any of Olympic's employee benefit plans, policies, practices or arrangements.

     3. Termination. This Agreement shall terminate on the second anniversary of the last day of the Initial Term.

     4. Confidential Information. Consultant shall hold in strictest confidence and shall not directly or indirectly use for his own personal benefit or for the benefit of anyone else or disclose to anyone else (including, without limitation, any natural person, corporation, partnership or any other form of entity or person) any of the confidential and proprietary information of Olympic or any of its subsidiaries, except with the prior written consent of Olympic or to the extent necessary in connection with Consultant's duties hereunder or unless required by a court of law; provided, however, that Consultant may use information with respect to Olympic's interest in the Goliad County, Texas project (the "Goliad Project") for the purpose of purchasing the Goliad Project from Olympic at cost. The provisions of this Section 4 shall continue in effect notwithstanding the termination of this Agreement and shall be in addition to Consultant's common law obligations to Olympic as an employee, officer and director (or as a former employee, officer and director).

     5. No Conflicting Agreements. Consultant represents and warrants to Olympic that he is not a party to any agreement, contract, or understanding, whether employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties and obligations under this Agreement.

     6. Withholding Taxes. Olympic shall withhold from any payments to be made to Consultant hereunder such amounts as shall be required by federal, state, and local withholding tax laws.

     7. Covenant Not to Compete. Without the prior written consent of Olympic, which consent shall not be unreasonably withheld, Consultant shall not, for a period commencing on the Effective Time hereof and ending on the second anniversary of the last day of the Initial Term, directly or indirectly, engage or participate in any manner whatsoever, either personally or in any status or capacity, including but not limited to as an employer, employee, associate, member, officer, director, owner (excluding an owner of less than 5% of the equity of any business), salesman, representative, principal, agent, trustee, servant or consultant or by means of any corporation, partnership, proprietorship or other legal entity or device, in any business or activity which is in direct or indirect competition with Olympic or its subsidiaries within twenty (20) miles of any geographic location where Olympic owns, controls

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or operates oil and gas interests and properties; provided, however, that no such restriction shall exist as to the information relating to the Goliad Project if Consultant (or an affiliate thereof) purchases such project from Olympic at cost. In the event that the terms of this Section 7 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such terms shall be reformed to the maximum time or geographic limitations permitted by applicable law. In the event of a breach by Consultant of the terms of this Section 7, Olympic shall be entitled to an injunction restraining him from engaging or participating in such business or activity. However, nothing in this Section 7 shall be construed as prohibiting Olympic from pursuing any other remedies available to Olympic for the breach by Consultant of the terms of this
Section 7, or any other terms of this Agreement, including the recovery of damages from Consultant. The term of this Section 7 shall continue in effect notwithstanding the termination of this Agreement. The restrictive covenants upon Consultant set forth in this Section 7 are the essence of this Agreement: they shall be construed as independent of any other provision of this Agreement, and the existence of any claim or cause of action against Olympic, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Olympic of the restrictive covenants contained herein.

     8. Assignment. This Agreement is personal in nature and none of the parties hereto shall assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that in the event of any consolidation or merger of Olympic with or into any other corporation or any sale or transfer of all or substantially all of the assets of Olympic, this Agreement shall inure to the benefit of and be binding on the successor to Olympic's business and assets.

     9. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid:

     If to Consultant, to:   Mr. Daryl Pollock
                             2927 Tower Hill
                             West Vancouver, B.C., V7V4W6
                             Telefax: (604) 689-1817

     If to Olympic, to:      Olympic Resources Ltd.
                             c/o Whittier Energy Company
                             7770 El Camino Road
                             Carlsbad, CA  92009 USA
                             Attention:  Bryce Rhodes, Vice President
                             Telefax: (760) 943-3938

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     with a copy to:         Thompson & Knight LLP
                             333 Clay Street, Suite 3300
                             Houston, TX 77002 USA
                             Attention: Dallas Parker
                             Telefax: (832) 397-8110

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     10. Miscellaneous. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is in writing and signed by the party against whom the amendment, modification, waiver, or discharge is sought to be enforced. No waiver by either party at any time of any breach or default in the performance of any provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision at the same time or at any prior or subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Nevada.

     11. Severability; Validity. Every provision in this Agreement is intended to be severable. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is deemed or held to be invalid or unenforceable, there shall be added automatically to this Agreement in lieu thereof a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     12. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof (it being understood that this Agreement is not intended to cover the terms of Consultant's relationship with Olympic as a member of its Board of Directors), and there are no written or oral terms or representations made by any party other than those contained herein.

     14. Term of Offer. Consultant acknowledges that he has had no fewer than twenty-one days to consider the terms of this Agreement prior to its execution.

     15. Effective Date. This Agreement will become effective and enforceable following the date of Consultant's execution of this Agreement at the Effective Time of the Merger.

     16. Consultation With an Attorney. Consultant acknowledges that he has been advised that he had the right to consult an attorney before executing this Agreement.

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     17.  Voluntary Agreement. Consultant acknowledges that his execution of this Agreement was knowing and voluntary and that he had a reasonable time to deliberate regarding its terms.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.


                                    OLYMPIC RESOURCES LTD.


                                    By: /s/ Daryl Pollock
                                    --------------------------------------------
                                    Daryl Pollock, President



                                    CONSULTANT:


                                    /s/ Daryl Pollock
                                    -----------------
                                    Daryl Pollock, d/b/a DWP Consultants



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                                    EXHIBIT A
                                    ---------

                                 Pollock Warrant